EXHIBIT 99.4

FIRST AMENDMENT

TO

FOSTER WHEELER LTD

MANAGEMENT RESTRICTED STOCK PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

The Restricted Stock Unit Award Agreement (the “Agreement”), dated as of November 29, 2004, by and between Foster Wheeler Ltd., a Bermuda company, and                               , is hereby amended by agreement of the parties as follows:

1.                                       Paragraph 4(f) of the Agreement is amended to read as follows in its entirety:

“(f)          Change of Control Acceleration.  Notwithstanding anything to the contrary in the Plan, in the event of a Change of Control that is consummated prior to date your Continuous Service Status terminates and irrespective of whether outstanding Awards under the Plan are being assumed, substituted or terminated in connection with the transaction, the vesting and lapse of the time-based forfeiture restrictions applicable to this Award as set forth in paragraphs 4(a) and (c) will accelerate such that you will become vested in one hundred percent (100%) of the Units then unvested and subject to such forfeiture feature, effective as of immediately prior to consummation of the transaction.”

2.                                       A new Section 16 is added to the Agreement as follows:

“16.         Compliance with Code §409A.   For avoidance of doubt, and anything else contained herein to the contrary notwithstanding, if the Company determines in good faith that the settlement of Units pursuant to this Agreement constitutes deferred compensation subject to §409A of the Internal Revenue Code and the regulations and other guidance issued pursuant thereto (“§409A”) then, effective as of January 1, 2005, the following shall apply:

(1)                                  Settlement of Units shall in no event occur later than two and one-half months following the end of the year in which the Vesting Date occurs;

(2)                                  Settlement of Units shall not be accelerated to a time earlier than the time at which the Units would otherwise have been settled pursuant to this Agreement, whether by amendment of this Agreement or otherwise, unless such acceleration is permitted by §409A;

(3)                                  If any other provision of this Agreement or the Plan relating to the time or manner of settlement of Units would otherwise cause any amount to be subject to tax under §409A, the Company shall have the authority to revise the Agreement to the minimum extent, as determined by the Company in good faith, necessary to satisfy the requirements of §409A; provided, however, that nothing contained herein shall be construed to impose on the Company any liability for any tax imposed on you by §409A.”

3.                                       The Amendment shall take effect on the date executed by the parties.  In all other respects, the Agreement shall remain in full force and effect, and the Option granted pursuant to the Agreement shall continue to be treated for all purposes as granted on the original date of grant.

IN WITNESS WHEREOF, the parties have executed this Amendment this          day of May, 2005.

RECIPIENT:	FOSTER WHEELER LTD.

Raymond J. Milchovich
Chairman, President & CEO